Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 6, 2019, relating to the financial statements of Cousins Properties Incorporated and Subsidiaries, and the effectiveness of Cousins Properties Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
April 19, 2019